Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of August 1, 2011 (the “Effective Date”), by and between PURE Bioscience, Inc., a Delaware corporation (the “Company”), and Craig Johnson, (the “Executive”).  The Company and the Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A.           The Company desires assurance of the continued association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B.           The Executive desires to continue to be in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

C.           The Company and the Executive desire to, among other things, provide for severance benefits payable to the Executive upon certain qualifying terminations and reflect the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the severance benefits that may be provided to the Executive.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.	Employment.

1.1  Term.  The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 4 below, as applicable (the “Term”).  The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this agreement and the Executive’s employment at anytime, for any reason or no reason, with or without cause, without liability to the other save for wages earned through the effective date of termination and severance compensation and benefits provided in Section 4, as applicable.

1.2  Title.  The Executive shall have the title of Chief Financial Officer (“CFO”) of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) or the Company’s President and Chief Executive Officer (“CEO”) may from time to time prescribe with the Executive’s consent.

1.3  Duties.  The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CFO, consistent with the bylaws of the Company and as required by the Board and the CEO.  During the Term, the Executive shall report directly to the CEO.

1.4  Policies and Practices.  The employment relationship between the Parties shall be governed by the policies and practices established from time to time by the Company and the Board.

1.5  Location.  Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services the Executive is required to perform pursuant to this Agreement at the Company’s offices, located in El Cajon, California, or, with the consent of the Company and the Executive, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.

2.	Loyal And Conscientious Performance; Noncompetition.

2.1  Loyalty.  During the Executive’s employment by the Company, the Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.  Notwithstanding the foregoing, the Executive may engage in personal, investment, civic, and charitable activities to the extent they do not unreasonably interfere with the Executive’s performance of his duties under this Agreement or violate paragraphs 2.2 or 2.3 of this Agreement.

2.2  Covenant not to Compete.  Except with the prior written consent of the  Board, the Executive will not, during the Term of this Agreement, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.  Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of a capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

2.3  Agreement not to Participate in Company’s Competitors.  During the Term, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates.  Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3.	compensation Of The Executive.

3.1  Base Salary.  The Company shall pay the Executive a base salary of Two Hundred Sixty-Six Thousand Five Hundred dollars ($266,500) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy (the “Base Salary”).  Such Base Salary shall be prorated for any partial year of employment on the basis of a 365 day fiscal year.  The Board, or its Compensation Committee will review the Executive’s rate of Base Salary on an annual basis and may, in its sole discretion, increase (but not decrease) the rate then in effect.

3.2  Annual Discretionary Bonus.  In addition to the Executive’s Base Salary, the Executive will be eligible to receive an annual incentive bonus for each fiscal year.  The Executive’s initial target annual incentive bonus for each fiscal year during the Term shall be 35% of the annual Base Salary amount, subject to any discretionary increase or decrease in such amount by the Board or its Compensation Committee. The incentive bonus amount the Executive will actually receive, if any, shall be determined in the sole discretion of the Compensation Committee of the Board by evaluating the Executive’s and the Company’s performance against milestones and targets established by the Compensation Committee in consultation with the Executive.  Any annual incentive bonus shall be paid to the Executive no later than the fifteenth day of the third month following the fiscal year for which such bonus was earned.

3.3  Reductions to Compensation.  The Executive’s compensation may be reduced only by mutual agreement of the Executive and the Company.

3.4  Employment Taxes.  All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.5  Benefits.  The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement that may be in effect from time to time and is made generally available to the Company’s executive or key management employees, including but not limited to paid vacation and medical insurance, provided that, the Executive shall receive not less than four (4) weeks paid vacation per year.

3.6  Stock Awards.  The Company previously approved the grant to the Executive of an option to purchase two hundred thousand (200,000) shares of Company common stock with an exercise price equal to the fair market value of the Company’s common stock on the applicable grant date, with such grant automatically effective on the date of Executive’s commencement of employment (the “Initial Option”)  The Initial Option was fully vested on such grant date.  The Company will grant Executive an additional option to purchase two hundred thousand (200,000) shares of Company common stock with an exercise price to be equal to the fair market value of the Company’s common stock on the applicable date of grant, which grant will occur upon the earlier of the (i) twelve month anniversary of Executive’s commencement of employment, or (ii) Executive’s next performance review, in each case contingent upon Executive’s continued employment with the Company through the applicable grant date (the “Additional Option”).  The Additional Option will vest in 16 equal installments over the four year period following the applicable grant date so that 12,500 of the shares subject to the Additional Option shall vest on each three month anniversary of the applicable grant date, subject to Executive’s continued service through the applicable vesting dates.

These two options hereby granted are pursuant the PURE Bioscience, Inc. 2007 Equity Incentive Plan and are subject to the terms and conditions provided in a separate Option Agreement.  In addition, the Company may grant the Executive stock awards at such times and on such terms as may be decided from time to time by the Board or its Compensation Committee, in its sole discretion.  Notwithstanding any contrary provisions of the Executive’s previously granted stock options, in connection with any termination of the Executive’s employment for any reason other than for Cause (as defined in Section 4.3(b) below), the Executive shall have a period of not less than one hundred twenty (120) days following such termination to exercise the Executive’s then outstanding stock options, but in no event beyond the maximum permitted expiration date (e.g., expiration of the ten (10) year term) of such stock options.

3.7   Expenses.

(a)  Ordinary Business Expenses.  The Executive is authorized to incur reasonable expenses in the conduct of the business of the Company, including expenses for meals, travel, and other similar items.  The Company shall prepay or reimburse the Executive for all such expenses.

(b)  Expense Prepayment and Reimbursement Procedures. All prepayments and reimbursements of the Executive’s expenses pursuant to this Section 3.7 are subject to the Executive’s provision of invoices, an itemized accounting or other appropriate documentation evidencing such expenses no later than six (6) months following the date such expenses were incurred.  Any reimbursement payment shall be made by the Company as soon as practicable following its receipt of such documentation, but in no event later than the end of the Executive’s taxable year following the year in which the Executive incurred such expenses.

4.	Termination Benefits.

4.1  Termination.  If the Executive’s employment is terminated (either by the Company or by the Executive) then the Company shall pay to the Executive or the Executive’s heirs the Executive’s Base Salary, any bonus awarded under Section 3.2 not previously paid, and any accrued and unused vacation benefits, each as earned through the date of termination at the rate then in effect, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or the Executive’s heirs under this Agreement, except as expressly otherwise provided in this Section 4.  If the Executive’s employment terminates due to the Executive’s death or Complete Disability (as defined below), the Company shall provide to the Executive (or the Executive’s beneficiaries, as applicable) the severance benefits described in Section 4.2.

4.2  Benefits Upon Termination Without Cause or for Good Reason.  In the event the Executive’s employment with the Company is terminated by the Company without Cause (as defined below) or the Executive terminates his employment for Good Reason (as defined below), then subject to the Executive’s delivery to the Company of a Release and Waiver in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of the Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, (the date the Executive’s Release becomes fully effective, the “Release Effective Date”), the Company shall provide the Executive with the following severance benefits hereunder, as applicable:

(a)  the Executive shall be entitled to severance pay in the form of a single lump sum payment equal to seventy-five percent (75%) of “Executive’s Annual Base Compensation Amount” (the “Cash Severance Benefits”).  “Executive’s Annual Base Compensation Amount” means the Executive’s annual Base Salary then in effect.  For purposes of calculating the Executive’s Annual Base Compensation Amount, the Executive’s Base Salary shall be calculated based on the rate in effect prior to any material reduction in Base Salary that would give the Executive the right to resign for Good Reason, as defined below. Such Cash Severance Benefits payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the Release Effective Date.

(b)  should the Executive elect to continue group health and dental insurance benefits in accordance with the provisions of COBRA following the date of termination, the Company shall pay the full premium for such health and dental insurance continuation benefits for the Executive and the Executive’s eligible dependents for a period of nine (9) months after the termination date (the “Continuation Period”).  If the Company ceases to provide group health and dental benefits and the Executive converts to an individual policy or policies that provide a substantially similar level of coverage as the Company’s benefit plans did prior to their termination, the Company shall reimburse the Executive’s actual premium costs for such continued health and dental coverage under the individual policy or policies for the duration of the Continuation Period.  If such reimbursement is not exempt from application of Section 409A of the Code, such reimbursement shall occur strictly in accordance with the procedures established under Section 3.7(b).  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the Company cannot provide the COBRA premium benefits or individual policy premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof pay Executive a taxable cash amount, which payment shall be made regardless of whether Executive or Executive’s eligible family members elect group health insurance or individual policy continuation coverage (the “Health Care Benefit Payment”).  The Health Care Benefit Payment shall be paid in monthly installments on the same schedule that the COBRA premiums would otherwise have been paid to the insurer, or would have been paid by the Executive for an individual policy, as applicable.  The Health Care Benefit Payment shall be equal to  the amount that the Company would have otherwise paid for COBRA insurance premiums (which amount shall be calculated based on the premium for the first month of coverage), or would have otherwise paid for the individual policy premium reimbursement, as applicable, and shall be paid until the expiration of the Continuation Period.

(c)  notwithstanding any contrary terms of any stock option grants, any outstanding vested stock options held by the Executive at the date of such termination shall continue to be exercisable for a period of up to one hundred twenty (120) days following such termination, but in no event beyond the maximum permitted expiration date (e.g., expiration of the ten (10) year term) of such stock options.

4.3   Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)  Good Reason.  “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) the Executive actually resigns his employment within the first ninety (90) days after expiration of the Cure Period.

(i)  a material reduction by the Company of the Executive’s Base Salary or target bonus percentage as initially set forth herein or as the same may be increased from time to time;

(ii)  a material reduction by the Company of the Executive’s authority, duties or responsibilities;

(iii)  the material relocation of the Company’s offices that requires an increase in the Executive’s one-way driving distance by more than fifty (50) miles;

(iv)  a material diminution in the authorities, duties or responsibilities of the supervisor to whom the Executive is required to report;

(v)  a  material breach of this Agreement by the Company; or

(vi)  a material diminution in the budget over which the Executive retains authority (unless such diminution relates to a spin-off, spinout, reorganization, sale of assets or other similar transaction).

(b)  Cause.  “Cause” shall mean that one or more of the following has occurred:

(i)  the Executive has been convicted of a felony crime involving fraud, dishonesty or violence (under the laws of the United States or any relevant state, in the circumstances, thereof);

(ii)  the Executive has intentionally and willfully engaged in material acts of fraud, dishonesty or gross misconduct that have a material adverse effect on the Company, unless the Executive believed in good faith that such acts were in the best interests of the Company;

(iii)     the Executive intentionally and willfully refuses to perform his duties under this Agreement after there has been delivered to the Executive a written demand for performance from the Company which describes the basis for the Company’s belief that the Executive has violated his obligation to perform his duties to the Company; or

(iv)  any intentional material breach by the Executive of the Employee Proprietary Information and Inventions Agreement referred to in Section 8.1, any provision of Section 8.2 of this Agreement, or any other confidentiality agreement he is a party to with the Company.

(c)  Complete Disability.  “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force.  In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing the Executive’s usual services for the Company for a period of at least one hundred eighty (180) consecutive days during any 12-month period.

5.	Change Of Control Termination Benefits

5.1  Change of Control Severance.  In the event that within twelve (12) months following a Change of Control either: (A) the Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 4.3), or (B) a condition arises that triggers the Executive’s right to give notice of resignation for Good Reason (as defined in Section 4.3), and the Executive actually terminates his employment for Good Reason, within the applicable time periods thereafter as provided under Section 4.3, in either case subject to fulfillment of the Release and Waiver requirements of Section 4.2, the Company shall provide the Executive with the following severance benefits:

(a)  In addition to the cash severance payable under Section 4.2(a), the Executive shall be entitled to severance pay in the form of a single lump sum payment equal to (A) one hundred percent (100%) of Executive’s Annual Base Compensation Amount, plus (B) the average annual bonus actually payable for the last two (2) fiscal years of the Company (with the target bonus used in lieu of the actual bonus if less than two (2) years of bonus history are in existence).

(b)  Notwithstanding any vesting terms of any stock option grants, the vesting of all outstanding stock options held by the Executive will automatically accelerate and any outstanding stock options held by the Executive as of the date of such termination shall continue to be exercisable for twelve (12) months (rather than one hundred twenty (120) days) following such termination, but in no event beyond the maximum permitted expiration date (e.g., expiration of the ten (10) year term) of such stock options.

5.2  Definitions.  For purposes of this Section 5, the following definitions shall apply:

(a)  Change of Control.  “Change of Control” shall mean the occurrence of any of the following events:

(i)  the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company material to the business of the Company resulting in the Company being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control;

(ii)  the consummation of a merger or consolidation of the Company with or into another entity in which the stockholders of the Company exchange their shares of capital stock of the Company for cash, stock, property or other consideration (except one in which the stockholders of the Company as constituted immediately prior to such transaction continue to hold after the transaction at least 70% of the voting power of the capital stock of the Company or the surviving or acquiring entity or parent entity of the surviving or acquiring entity);

(iii)  the closing of the acquisition, in one transaction or a series of related transactions by a person or group of affiliated persons (other than an underwriter of the Company’s securities), of beneficial ownership of 30% or more of the outstanding voting stock of the Company;

(iv)  individuals who, on the Effective Date of this Agreement are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board;

(v)  provided, however, that a transaction under clauses (ii) or (iii) above shall not constitute a Change of Control: (A) if its primary purpose is to change the state of the Company’s incorporation, (B) if its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction, or (C) if it is a bona fide equity financing in which the Company is the surviving corporation.

6.	Tax Treatment

6.1  Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code to the Executive or for the Executive’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, the Executive’s employment with the Company or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Payments (any such reduced amount is hereinafter referred to as the “Limited Payment Amount”).  The Company shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments which are payable in cash and then (ii) by reducing or eliminating acceleration of stock options, in reverse order beginning with the options that but for the acceleration would have vested the farthest in time from the Determination (as hereinafter defined).  Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

6.2  An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by the accounting firm that is the Company’s independent accounting firm as of the date of the Change of Control (the “Accounting Firm”).  The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Executive within five (5) days of the Termination Date, if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments.  Within ten (10) days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”).  If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive, subject to the application of Section 6.3 below.

6.3  As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, the Executive either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the amounts provided for by the limitations contained in Section 6.1.

(a)  If it is established, pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, the Executive must repay such Excess Payment to the Company; provided, that no Excess Payment will be repaid by the Executive to the Company unless, and only to the extent that, the repayment would either reduce the amount on which the Executive is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

(b)  In the event that it is determined, by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the Executive’s satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within ten (10) days of such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to the Executive until the date of payment.

7.	Application of Internal Revenue Code Section 409A

7.1  Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”).

7.2  For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and the Executive is, on the termination of the Executive’s service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service”) or (ii) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall pay to the Executive a lump sum amount equal to the Severance Benefit payment that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section.

7.3  The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

8.	Confidential And Proprietary Information; Nonsolicitation.

8.1  As a condition of continued employment the Executive agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement in the form attached hereto as Exhibit B.

8.2  While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s confidential information from unauthorized use, that the Executive will not without the consent of the Company, either directly or through others, solicit or attempt to solicit, engage or hire (a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (b) the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.

9.	Assignment Of Inventions.

The Executive hereby assigns to the Company any and all right, title, and interest in any invention which he has developed during the period which the Executive has acted as a consultant to the Company or has been employed by the Company which (i) relates to the Company’s business or anticipated research or development, (ii) resulted from any work performed for the Company by the Executive, or (iii) was developed by the Executive using the Company’s facilities or resources.

10.	Assignment And Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives.  Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive.  This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.  As a condition to entering into an acquisition agreement, the Company will require any acquiror or successor to assume its obligations under this Agreement.

11.	Choice Of Law.

This Agreement is made in El Cajon, California.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of law).

12.	Integration.

This Agreement, including Exhibits A and B hereto, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties and between the Executive and the Company.

13.	Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Board representative specifically authorized by the Board to execute any such amendment or modification to this Agreement on behalf of the Company.

14.	Survival Of Certain Provisions.

Sections 3.4, 4 through 12, 14 through 18, 20 and 22 shall survive the termination of this Agreement.

15.	Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

16.	Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal.  Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision.  Any such invalid or unenforceable term or provision shall be revised to the minimum extent necessary to make any such term or provision valid or enforceable in accordance with the Parties’ intentions with respect to such term or provision.

17.	Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement.  The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

18.	Representations And Warranties.

The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

19.	Counterparts; Facsimile.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.  Facsimile signatures shall be treated the same as original signatures.

20.	Venue.

The Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the Executive’s employment, or the termination of that employment, shall be maintained exclusively in the East County Regional Center of the San Diego County Superior Court, State of California.

21.	Advertising Waiver.

During the Term the Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear.  The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

22.	Specific Enforcement.

If necessary and where appropriate, the Company shall have the right to enforce the provisions of Sections 2.2, 2.3, 8, and 9 of this Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have for a breach of such Sections of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of October 26, 2011, to be effective as of the Effective Date set forth above.

Executive	Pure Bioscience, Inc.
/s/ Craig Johnson	/s/ Michael L. Krall
Craig Johnson	Michael L. Krall, President and Chief Executive Officer

Exhibit A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 4.2 of the Employment Agreement effective as of August 1, 2011, (the “Employment Agreement”), to which this form is attached, I, Craig Johnson, hereby furnish Pure Bioscience, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring relating to my employment or the termination thereof prior to my signing this Release and Waiver.  This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).  Notwithstanding the foregoing, this Release and Waiver, shall not release or waive my rights: to indemnification under the articles and bylaws of the Company or applicable law, including without limitations, California Labor Code Sections 2800 and 2802; to payments under Section 4.2 of the Employment Agreement; under any provision of the Employment Agreement that survives the termination of that agreement; under the California Workers’ Compensation Act; under any option, restricted share or other agreement concerning any equity interest in the Company; as a shareholder of the Company or any other right that is not waivable under applicable law.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

1

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company.  If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired unexercised.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
CRAIG JOHNSON

2

Exhibit B

PURE BIOSCIENCE, Inc.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by PURE Bioscience, Inc. (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows, effective as of August 1, 2011:

1.	Nondisclosure

    1.1  Recognition of Company's Rights; Nondisclosure.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's and/or its Affiliates’ Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.  For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

    1.2  Proprietary Information.  The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and/or its Affiliates.  By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of the Company and/or its Affiliates.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

    1.3  Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

    1.4  No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

1

2.	Assignment of Inventions.

2.1  Proprietary Rights.  The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2  Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions").  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3  Assignment of Inventions.  Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as "Company Inventions."

2.4  Nonassignable Inventions.  This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870").  I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

2.5  Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

2.6  Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7  Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8  Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

2

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.  Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4.  Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not induce any employee of the Company to leave the employ of the Company.

5.  No Conflicting Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6.  Return of Company Documents.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement.

7.  Legal and Equitable Remedies.  Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8.  Notices.  Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.  Notification of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.	General Provisions.

10.1  Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

3

10.2  Severability.  In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

10.3  Successors and Assigns.  This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

10.4  Survival.  The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5  Employment.  I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause.

10.6   Waiver.  No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7  Entire Agreement.  The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement shall be effective as of the Effective Date, namely: August 1, 2011.

I have read this Agreement carefully and understand its terms.  I have completely filled out Exhibit B to this Agreement.

Executed:  October 26, 2011

/s/ Craig Johnson
(Signature)

CRAIG JOHNSON
(Printed Name)

Accepted and Agreed To:

PURE Bioscience, Inc.

By:  /s/ Michael L. Krall

Title:Chief Executive Officer

Executed:  October 26, 2011

4

Exhibit C

LIMITED EXCLUSION NOTIFICATION

This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company;

2.	Result from any work performed by you for the Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I acknowledge receipt of a copy of this notification.

By:	/s/ Craig Johnson
(Printed Name of Employee)

Date: October 26, 2011

Witnessed by:

/s/ Donna Singer
(Printed Name of Representative)

1

Exhibit D

TO:	PURE Bioscience, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

    1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by PURE Bioscience, Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

   2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies).

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.